Exhibit 99.9

NEWS RELEASE


Homestake Mining Company
650 California Street
San Francisco, CA 94108
Phone:   415/981-8150
Fax:     415/397-5038

Contact:

Michael A. Steeves
Director, Investor Relations
415-983-8169

          Homestake Mining Company and Gold Mines of Kalgoorlie
        Limited Settle Disproportionate Share Arrangement Dispute

   San Francisco,CA, June 13, 1996-Homestake Mining Company (NYSE:HM), announced today that Gold Mines of Kalgoorlie Limited (GMK) has accepted an offer of $51.4 million (A$65 million) from Homestake Gold of Australia Limited (HGAL) to purchase all of GMK's past and future rights and entitlements under the Disproportionate Sharing Arrangement (DSA).

   The net effect is that from June 19, 1996, each party will share gold production equally from the Super Pit operation in Kalgoorlie. Previously, under certain circumstances, GMK was entitled to receive greater than 50 percent of gold production sourced from the first 32.5 million tonnes of ore mined from a specific area of the operation - an entitlement known as the DSA.

   Under the agreement, GMK will discontinue litigation commenced against HGAL over past differences in interpretations of the formula used to calculate the DSA entitlement.

   GMK and HGAL also have agreed to settle all other matters in dispute and to work more closely with Kalgoorlie Consolidated Gold Mines Pty Ltd, manager of the Kalgoorlie operations, to maximize the future potential of Australia's largest gold mine.

    Homestake Mining Company is an international gold mining company with substantial gold mining operations and exploration primarily in the United States, Canada and Australia. The Company expects to produce 1.8 million ounces of gold in 1996.



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